FORM 3

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person
    Steven J. Merritt
    6299 Pine Drive
    Lantana, Florida 33462

2.  Date of Event Requiring Statement (Month/Day/Year)
    1/23/01

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol
    Centrack International, Inc.       CENK

5.  Relationship of Reporting Person to Issuer (Check all applicable)

      X   Director                         X  Owner
    -----                                -----

      X   Officer (give title below)           Other (specify below)
    -----                                -----

6.  If Amendment, Date of Original (Month/Day/Year)

    Individual or Joint/Group Filing
        (Check Applicable Line)

           X   Form filed by One Reporting Person
         -----
               Form filed by More than One Reporting Person
         -----




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Table I - Non-Derivative Securities Beneficially Owned*

1.  Title of Security (Instr. 4)
    Common Stock

2.  Amount of Securities Beneficially Owned (Instr. 4)
    2,000,000 shares

3.  Ownership Form: Direct (D) or Indirect (I)  (Instr. 5)
    (D)

4.  Nature of Indirect Beneficial Ownership (Instr. 5)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)

2.  Date Exercisable and Expiration Date (Month/Day/Year)

3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

4.  Conversion or Exercise Price of Derivative Security

5.  Ownership Form or Derivative Security: Direct (D) or Indirect (I)
    (Instr. 5)

6.  Nature of Indirect Beneficial Ownership (Instr. 5)

                By: /s/ Steven J. Merritt           2/5/01
                    ----------------------------------------
                        Steven J. Merritt

                **Signature of Reporting Person     Date


**Intentional  misstatements or omissions of facts  constitute
Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

__________________
* In accordance with Rule 13d-4, the filing of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.



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